EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	AirTran Airways
September 2, 2008		Tad Hutcheson
Judy Graham-Weaver
Cynthia Tinsley-Douglas
678.254.7442

AirTran Airways Appoints Steven Rossum as Executive Vice President of Corporate Development

ORLANDO, Fla., Sept. 2 /PRNewswire-FirstCall/ -- AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that the airline has hired Steven A. Rossum as its executive vice president of corporate development. In this new position, Rossum will be focused primarily on corporate strategy, corporate finance, fleet planning, aircraft financing and other strategic transactions. This is Rossum's second stint at AirTran Airways as he previously served as the airline's vice president and treasurer from 1999 to 2001 where he oversaw corporate finance and treasury activities including the airline's 2001 leveraged recapitalization.

With over 20 years of experience, Rossum has negotiated transactions with all major airframe and engine manufacturers and most leading aircraft lessors and financiers.

"As a leader in transactional finance matters coupled with his previous experience and familiarity with AirTran Airways, Steve has the knowledge and expertise to be an immediate contributor to our team," said Bob Fornaro, chairman, CEO and president of AirTran Airways. "His dedication and strategic focus will make him a key player in focusing on our low-cost leadership, fiscal responsibility and capacity rationalization."

Rossum returns to AirTran Airways from ASTAR Air Cargo, where he served as executive vice president, chief financial officer and general counsel of the cargo airline. Rossum's prior work experience includes serving as senior vice president and general counsel of Reno Air and assistant general counsel at US Airways and World Airways.

Rossum has participated as a finance executive or lawyer in several airline financial turnarounds, mergers, divestitures, and a wide variety of corporate and commercial finance activities. He previously practiced aviation and finance law at major law firms in Atlanta and has been a lecturer to industry groups on a variety of airline management and finance topics.

A native of New York City, Rossum earned his B.A. (Romance Languages) and B.S. (Accounting) degrees from Binghamton University of the State University of New York and his J.D. degree from the Emory University School of Law. Rossum has also been an adjunct professor at Emory University. He currently lives in Orlando, Florida, with his wife, Adina Fleeger, and their three children.

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), a Fortune 1000 company, is ranked number one in the 2008 Airline Quality Rating study. The airline offers coast-to-coast flights, North America's newest all-Boeing fleet, friendly service and Business Class and complimentary XM Satellite Radio on every flight. To book a flight, visit http://www.airtran.com.

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